Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NYMEX Holdings, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4 of CME Group Inc. and subsidiaries (the “Registration Statement”) of our reports dated February 29, 2008, with respect to the consolidated balance sheets of NYMEX Holdings, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on
Form 10-K of NYMEX Holdings, Inc., and are incorporated by reference herein, and to the reference to our Firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

New York, New York

June 6, 2008